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                                 Amendment To

                         INVESTMENT ADVISORY AGREEMENT

                                UAM Funds Trust

                    Jacobs International Octagon Portfolio

                              Dated July __, 2000


AMENDMENT TO THE ADVISORY AGREEMENT, dated the 2/nd/ day of December, 1996 by and between UAM Funds Trust, a Delaware business trust and Jacobs Asset Management, L.P., a Delaware limited partnership (the Agreement").

The Agreement is hereby amended as follows:

1. Jacobs Asset Management L.P., a Delaware limited partnership, the Adviser as defined in the first paragraph of the Agreement, is hereby changed to Thompson, Siegel and Walmsley, Inc., a Virginia corporation.

2. Jacobs International Octagon Portfolio, the Portfolio as defined in Section 1 of the Agreement, is hereby changed to TS&W International Octagon Portfolio.

3. References made to "Agreement of Limited Partnership" in Section 8 of the Agreement are hereby changed to "Articles of Incorporation."

4. References made to "limited partners" in Section 8 of the Agreement are hereby changed to "Directors."

All other terms and conditions of the Agreement, including compensation paid to the Adviser, remain effective upon execution of this Amendment.


THOMPSON, SIEGEL & WALMSLEY, INC.             UAM FUNDS TRUST, on behalf of TS&W
                                              International Octagon Portfolio



By:______________________________             By:______________________________
   John T. Siegel                                Norton H. Reamer
   President                                     President